Exhibit 10.1

EXECUTION VERSION

€650,000,000

FACILITY AGREEMENT

dated 15 October 2010

for

AON CORPORATION

arranged by

CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V.
and
BARCLAYS CAPITAL

with

CITIBANK INTERNATIONAL plc

acting as Agent

Ref: L-182652

Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
SECTION 2
THE FACILITY
2.	The Facility	22
3.	Purpose	24
4.	Conditions of Utilisation	25
SECTION 3
UTILISATION
5.	Utilisation	26
6.	Optional Currencies	27
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	29
8.	Prepayment and cancellation	29
SECTION 5
COSTS OF UTILISATION
9.	Interest	33
10.	Interest Periods	34
11.	Changes to the calculation of interest	34
12.	Fees	35
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross up and indemnities	37
14.	Increased costs	46
15.	Other indemnities	47
16.	Mitigation by the Lenders	48
17.	Costs and expenses	48
SECTION 7
GUARANTEE
18.	Guarantee and indemnity	49
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	52
20.	Information undertakings	57
21.	Financial covenants	61
22.	General undertakings	63
23.	Events of Default	68
SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders	73

i

25.	Changes to the Obligors	78
SECTION 10
THE FINANCE PARTIES
26.	Role of the Agent and the Arranger	80
27.	Conduct of business by the Finance Parties	86
28.	Sharing among the Finance Parties	86
SECTION 11
ADMINISTRATION
29.	Payment mechanics	88
30.	Set-off	91
31.	Notices	91
32.	Calculations and certificates	93
33.	Partial invalidity	93
34.	Remedies and waivers	93
35.	Amendments and waivers	93
36.	Confidentiality	95
37.	Counterparts	99
38.	Waiver of Consequential Damages	99
SECTION 12
GOVERNING LAW AND ENFORCEMENT
39.	Governing law	100
40.	Enforcement	100

THE SCHEDULES

ii

THIS AGREEMENT is dated 15 October 2010 and made between:

(1)                            AON CORPORATION, a company incorporated in the State of Delaware (the “Company”);

(2)                            THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(3)                            CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V., and BARCLAYS CAPITAL as mandated lead arrangers (whether acting individually or together the “Arranger”);

(4)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)                            CITIBANK INTERNATIONAL plc as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Acceptable Bank” means:

(a)                                   a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                                  any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall include The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings, but shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Anti-Terrorism Laws” means the Executive Order, the USA Patriot Act and any other law or regulation administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Business Day one month before the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                   the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “€” means euro.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“BGB” has the meaning given to it in paragraph (c) of Clause 2.4 (Company as Obligor’s agent).

“Borrower” means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                   the interest, excluding the Margin and Mandatory Cost element of that interest, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general interbank business in London and:

(a)                                   (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                  (in relation to any date for payment or purchase of euro) any TARGET Day.

“Change of Control” means the occurrence where a person (whether alone or together with any associated person or persons) becomes a beneficial owner of shares in the issued share capital of the Company carrying the right to exercise more than 50 per cent. of the votes exercisable at a general meeting of the Company (for the purposes of this definition, “associated person” means, in relation to any person, a person who is (i) “acting in concert” (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a “connected person” (as defined in Section 1122 of the CTA) of that person).

“Clean-up Period” means the period commencing on the date of this Agreement and ending on the date falling 90 days after the date of this Agreement.

“Code” means the US Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means:

(a)                                   in relation to an Original Lender the amount in the Base Currency set opposite its name under the heading “ Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9  (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                                   any member of the Group or any of its advisers; or

(b)                                  another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                  is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)                               is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                            is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consolidated Interest Expense” has the meaning given to it in Clause 21 (Financial covenants).

“Controlled Group” means all members of a controlled group of corporations and all trades of businesses (whether or not incorporated) under common control which, together with all members of the Group, are treated as a single employer under Section 414 of the Code and the regulations thereunder.

“CTA” means the Corporation Tax Act 2009.

“Debt Rating Level” means the Company’s senior unsecured long term debt rating by S&P and/or Moody’s.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)                                   which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)                                  which has otherwise rescinded or repudiated a Finance Document; or

(c)                                   with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                                  its failure to pay is caused by:

(A)                           administrative or technical error; or

(B)                             a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)                               the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Person” means a person (i) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (ii) named as a “specifically designated national and blocked Person” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list; or (iii) owned or controlled by, or acting for or on behalf of, any person referred to in (i) or (ii) above.

“Disclosed Claims” means any litigation, proceeding or investigation disclosed in (a) the Company’s annual report on Form 10-K for the year ended 31 December 2009, (b) the Company’s quarterly report on Form 10-Q for the fiscal quarter ended 30 June 2010 and (c) the Company’s Form 8-K dated 3 September 2010 (relating to litigation matters), in each case as filed with the Securities and Exchange Commission.

“Disposition” means the sale, transfer or other disposition (including any sale and leaseback transaction), in each case for consideration in any single transaction or series of related transactions in excess of US$25,000,000 (as determined reasonably in good faith by the Company), by any Person of any Property (including any equity interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith) of such Person (or the granting of any option or other right to do any of the foregoing).

“Disruption Event” means either or both of:

(a)                                   a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                  the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                  from performing its payment obligations under the Finance Documents; or

(ii)                               from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Borrower” means Aon Holdings B.V., Aon Group International B.V., Aon Southern Europe B.V. and any Additional Borrower incorporated in the Netherlands.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) dated 28 September 2006 published in the Dutch government gazette nr. 475 on 31 October 2006, as amended from time to time.

“EBITDA” has the meaning given to it in Clause 21 (Financial covenants).

“English Borrowers” means Aon Limited, Aon UK Holdings Intermediaries Limited, Aon Benfield Limited and any Additional Borrower incorporated in England and Wales.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)                                   air (including air within natural or man-made structures, whether above or below ground);

(b)                                  water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                   land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                   have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; or

(c)                                   relate to Hazardous Substances or health and safety matters.

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Termination Event” means, with respect to a plan which is subject to Title IV of ERISA:

(a)                                   a Reportable Event;

(b)                                  the withdrawal of the Company or any other member of the Controlled Group from such Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA;

(c)                                   the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA;

(d)                                  the institution by the PBGC of proceedings to terminate such Plan;

(e)                                   any event or condition which might constitute grounds under Section 4042 or ERISA for the termination of or appointment of a trustee to administer, such Plan.

“EURIBOR” means, in relation to any Loan in euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” means the U.S. Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on September 23, 2001.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:

(a)                                   moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any lease, conditional sale agreement or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing;

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the net amount due and payable shall be taken into account);

(h)            shares which are expressed to be redeemable at the option of the holder prior to the Termination Date;

(i)             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)             the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

but shall exclude indebtedness for the time being owing by one member of the Group to another member of the Group.

“Financial Year” means the twelve month accounting period of the Company in respect of which it prepares its audited consolidated financial statements.

“French Borrower” means any Additional Borrower incorporated in France.

“GAAP” means, in relation to a company, generally accepted accounting principles, standards and practices in the jurisdiction of its incorporation.

“German Borrower” means any Additional Borrower incorporated in the Federal Republic of Germany.

“Group” means the Company and its Subsidiaries for the time being.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)                                   it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                  the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                   (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)                                  an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)           its failure to pay is caused by:

(A)                           administrative or technical error; or

(B)                             a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)          the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Package” means the documents approved by the Company posted on the debt domain site entitled “Aon Corporation — Oct 2010”.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                   is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                  becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                   makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                  institutes or has instituted against it, by a regulator, supervisor or any similar official (save for an Undisclosed Administrator) with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                                   has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above (which shall for the avoidance of doubt exclude an Undisclosed Administrator) and:

(i)           results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)          is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                     has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)                                  seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official (save for an Undisclosed Administrator) for it or for all or substantially all its assets; or

(h)                                  has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)                                      causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)                                      takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“ITA” means the Income Tax Act 2007.

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan in a currency other than Euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks at the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period of that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Luxembourg Borrower” means Aon Finance Luxembourg S.à r.l., Aon Financial Services Luxembourg S.A., and any Additional Borrower incorporated under the laws of the Grand Duchy of Luxembourg.

“Majority Lenders” means:

(a)                                   if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means, in relation to a particular Interest Period, the rate per annum determined by reference to the credit ratings assigned by Moody’s and S&P to the Company’s long-term senior unsecured debt not credit enhanced (each a “long term credit rating”) last published (and not withdrawn) before the Quotation Day for that Interest Period, in accordance with the following table:

Row	Rating	Margin (per cent. p.a.)
1.	A-/A3 or above	0.75
2.	BBB+/Baa1	0.9
3.	BBB/Baa2	1.1
4.	BBB-/Baa3 or below	1.35

However:

(a)                                   in the case of a split between the two long-term credit ratings assigned by Moody’s and S&P, the Margin will be calculated as the average of the Margins that are set out in the above table and that apply to each of the split long-term credit ratings assigned by Moody’s and S&P; and

(b)                                  if there is no, or only one, current long-term credit rating, or whilst an Event of Default is outstanding, the Margin will be the applicable rate set out in row 4 above.

“Margin Stock” has the meaning given to it under Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(a)                                   the business, condition (financial or otherwise), assets, performance, prospects or results of operations of the Group taken as a whole;

(b)                                  the ability of the Company to perform its obligations under the Finance Documents; or

(c)                                   the validity or enforceability of any Finance Document or the rights or remedies of the Finance Parties thereunder.

“Material Subsidiary” means:

(a)                                   a Subsidiary of the Company the total assets or total revenues of which (consolidated where that Subsidiary itself has Subsidiaries) as at the date as at which its latest audited consolidated financial statements were prepared account for 5 per cent. or more of the consolidated total assets or total revenues of the Group (calculated by reference to the then latest audited financial statements of the Group); or

(b)                                  a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)             if a Subsidiary becomes a Material Subsidiary under paragraph (b) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) above, cease to be a Material Subsidiary; and

(ii)            if a Subsidiary is acquired by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Merger” means the merger of Merger Sub with and into the Target pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated 11 July 2010 among the Company, Merger LLC, Merger Sub and Target.

“Merger Cash Consideration” means an aggregate amount of approximately US$2,450,000,000 in cash to be paid to the equity holders of Target pursuant to the Merger Agreement.

“Merger LLC” means Aon Hewitt LLC (formerly known as Alps Merger LLC), a Delaware limited liability company and a wholly owned Subsidiary of the Company.

“Merger Sub” means Alps Merger Corp., a Delaware corporation and a wholly owned Subsidiary of the Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                   if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc..

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“New Lender” has the meaning given to it in Clause 24 (Changes to the Lenders).

“Net Worth” means at any date the consolidated stockholders’ equity of the Company and its consolidated Subsidiaries (for the avoidance of doubt this definition shall be construed so as to be consistent with US GAAP).

“Obligor” means a Borrower or the Company.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)                                   in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 31 December 2009;

(b)                                  in relation to each of Aon Southern Europe B.V. and Aon Group International B.V., its unaudited financial statements for the financial year ended 31 December 2009; and

(c)                                   in relation to each Original Obligor other than the Company, Aon Southern Europe B.V., and Aon Group International B.V., its audited financial statements for its financial year ended 31 December 2009.

“Original Obligor” means an Original Borrower or the Company.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Security” means:

(a)                                   any Security subsisting under or in connection with this Agreement;

(b)                                  any right of set-off arising by operation of law or in the ordinary course of day-to-day business;

(c)                                   any retention of title to goods supplied to a member of the Group in the day-to-day course of business;

(d)                                  Security for taxes, assessments or governmental charges or levies on the assets of any member of the Group if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made;

(e)                                   any lien arising by operation of law in the day-to-day course of business in respect of any obligation which is less than 60 days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(f)                                     Security arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(g)                                  utility easements, building restrictions and such other Security or charges against real property as are of a nature generally existing with respect to properties of similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Group;

(h)                                  Security created by any member of the Group over deposits and investments in the ordinary course of such member of the Group’s insurance and reinsurance trade to comply with the requirements of any regulatory body of insurance or insurance broking business;

(i)                                      Security over and limited to the balance of credit balances on bank accounts of members of the Group created in order to facilitate the operation of such bank accounts and other bank accounts of such members of the Group on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes;

(j)                                      any Security arising for the benefit of a credit institution pursuant to Clause 24 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution; and

(k)                                   Security not otherwise permitted pursuant to paragraphs (a) to (j) above inclusive over assets securing obligations in an aggregate amount not exceeding an amount equal to 10 per cent. of the Net Worth of the Company (as shown in the Company’s most recent audited consolidated financial statements).

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organisation, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Company or any member of the Controlled Group may have any liability.

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross up and indemnities).

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December in each Financial Year of the Company.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                   (if the currency is sterling) the first day of that period;

(b)                                  (if the currency is euro) two TARGET Days before the first day of that period; or

(c)                                   (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means in relation to LIBOR and EURIBOR and Mandatory Cost the principal London offices of Citibank, N.A., ING Bank N.V. and Barclays Bank PLC or such other banks as may be agreed between the Agent (acting on the instructions of the Majority Lenders) and the Company.

“Regulation “U” or “X” means Regulation U or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board of Governors relating to, as the case may be, (i) reserve requirements applicable to depository institutions or (ii) the extension of credit by persons other than banks, brokers and dealers or, by securities brokers and dealers or by banks or, as the case may be, by specified lenders, in each case for the purpose of purchasing or carrying margin stocks applicable to such persons.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Period” has the meaning given to it in Clause 21 (Financial covenants).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.5 (Validity and admissibility in evidence), 19.6 (No default),  19.7 (No breach), 19.8 (No misleading information), 19.9 (Financial statements), 19.10 (Pari passu ranking), 19.11 (No proceedings pending or threatened), 19.12 (Compliance with laws and regulations), 19.17 (ERISA), 19.18 (Federal Reserve Regulations), 19.19 (Investment Company), 19.20 (Ownership of Properties), Clause 19.22 (Insurance Licences), paragraphs (a) and (b) of Clause 19.23 (Dutch Borrowers) and Clause 19.26 (Governing law and enforcement).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by-laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Act 1980, the possibility that an undertaking to assume liability for or to indemnify against non-payment of United Kingdom stamp duty may be void, defences of set off or counterclaim, any general principles of law relating to choice of law or recognition of foreign judgments and similar principles or any analogous general principles of law under the laws of any other jurisdictions in which relevant obligations have to be performed and any other general principles of law limiting its obligations which are specifically set out in the legal opinions provided pursuant to Clause 4.1 (Initial conditions precedent).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)                                   made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)                                  the aggregate amount of which is equal to or less than the amount of the maturing Loan(s) (unless it is more than the maturing Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)                                   in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)                                  made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.

“Screen Rate” means:

(a)                                   in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)                                  in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement entered into for the purpose, with the intention or which has the effect of preferring creditors on an insolvency of any person.

“Senior Notes” means the up to US$1,500,000,000 in aggregate principal amount of senior unsecured notes of the Company issued in a public offering or in a Rule 144A or other private placement.

“Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group, other than a Multiemployer Plan.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Subsequent Merger” means the merger of the surviving corporation in the Merger with and into Merger LLC, with Merger LLC surviving as a wholly owned Subsidiary of the Company.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 and, for the purpose of Clause 21 (Financial covenants) and in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Substantial Portion” means assets which:

(a)                                   represent more than 10 per cent. of the consolidated assets of the Group, as shown in the most recent quarterly consolidated quarterly statements of the Company delivered to the Agent pursuant to Clause 20.1(b) (Financial statements) preceding the date on which such determination is made; or

(b)                                  are responsible for more than 10 per cent. of the consolidated net sales or of the net income of the Group for the 12 month period ending on the Quarter Date immediately preceding the date of determination as shown by the relevant quarterly financial statements delivered to the Agent pursuant to Clause 20.1(b) (Financial statements).

“Target” means Hewitt Associates, Inc., a Delaware corporation.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan Agreement” means the three-year credit agreement dated 13 August 2010 to finance, amongst other things, the acquisition of Target, between the Company, Credit Suisse AG as administrative agent, and the lenders and agents party thereto as it may be amended or modified and in effect from time to time to the extent permitted thereunder.

“Term Loan Closing Date” means the “Closing Date” as defined in the Term Loan Agreement.

“Termination Date” means the date which is 5 years after the date of the Agreement.

“Total Commitments” means the aggregate of the Commitments being €650,000,000 at the date of this Agreement.

“Transactions” means (i) the Merger and the Subsequent Merger, including the payment of the Merger Consideration, (ii) the execution, delivery and performance of the Term Loan Agreement, (iii) the issuance of the Senior Notes and (iv) payment of the Transaction Costs.

“Transaction Costs” means fees and expenses in aggregate amount not to exceed US$50,000,000 in connection with the Transactions.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)            the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)           the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Undisclosed Administrator” means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Current Liability” of any Single Employer Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued or unpaid contributions).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” or “United States” means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code of 1978, as amended from time to time, or any other United States federal or state bankruptcy, insolvency or similar law.

“US Facility Agreement” means the US$400,000,000 three year credit agreement between, amongst others, the Company and Citibank N.A. as Administrative Agent dated 4 December 2009 (as it may be amended or modified and in effect from time to time).

“US Fraudulent Transfer Law” means any applicable US Bankruptcy Law (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any US federal or state fraudulent transfer or conveyance statute and any related case law.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means, within the European Union, any tax imposed in compliance with (but subject to derogations from) the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax and, outside the European Union, any other tax levied by reference to added value or sales or tax of a similar nature.

1.2         Construction

(a)         Unless a contrary indication appears, any reference in this Agreement to:

(i)             the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party”  shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)            “assets” includes present and future properties, revenues and rights of every description;

(iii)           “Barclays Capital” is a reference to Barclays Capital, the investment division of Barclays Bank PLC;

(iv)          a “composition” or “other arrangement for the benefit of creditors” includes a procédure de conciliation and mandat ad hoc under Livre Sixième of the French Code de commerce;

(v)           a “compulsory manager”, “receiver”, or “administrator” includes an administrateur judiciaire, mandataire ad hoc, conciliateur and mandataire liquidateur or any other person appointed as a result of any proceedings described under Livre Sixième of the French Code de commerce;

(vi)          “dollars” or “US$” means the lawful currency for the time being of the United States of America.

(vii)         “euro” or “€” refers to the single currency for the time being of the states which have adopted the euro in accordance with legislation of the European Community relating to Economic and Monetary Union.

(viii)        a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated,

supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(ix)           “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)            a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)           a person “being unable to pay its debts” or “insolvent” includes that person being in a state of cessation des paiements, and a “winding-up”, “administration” or “dissolution” includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde, all within the meaning of Livre Sixième of the French Code de commerce;

(xii)          a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiii)         “sterling” or “£” means the lawful currency for the time being of the United Kingdom;

(xiv)         a provision of law is a reference to that provision as amended or re-enacted; and

(xv)          a time of day is a reference to London time.

(b)         Section, Clause and Schedule headings are for ease of reference only.

(c)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)         A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)         In this Agreement, where it relates to a Dutch entity, a reference to:

(i)             a winding up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)            a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)           insolvency includes a bankruptcy, moratorium and emergency regulation (noodregeling);

(iv)          a trustee in bankruptcy includes a curator;

(v)           an administrator includes a bewindvoerder;

(vi)          “security right” includes any mortgage (hypotheek), pledge (pandrecht), financial collateral agreement (financiëlezekerheidsovereenkomst), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods

(recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijke zekerheid);

(vii)         an attachment includes a beslag; and

(viii)        a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.

1.3         Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.           THE FACILITY

2.1         The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2         Increase

(a)         The Company may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)             the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)            the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)         the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)          each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)          each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)         the Commitments of the other Lenders shall continue in full force and effect; and

(E)          any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)         An increase in the Total Commitments will only be effective on:

(i)             the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)            in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)         Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)         Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of US$2,000 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)         The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)          Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)             an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)            the “New Lender” were references to that “Increase Lender”; and

(iii)           a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.”

2.3         Finance Parties’ rights and obligations

(a)         The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)         The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)         A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4         Company as Obligors’ agent

By executing this Agreement (or in the case of Additional Borrowers by their execution of Accession Letters), each Obligor:

(a)            irrevocably authorises the Company to act on its behalf as its agent in relation to the Finance Documents, including:

(i)           to give and receive as agent on its behalf all notices, consents and instructions (including Utilisation Requests);

(ii)          to supply on its behalf all information concerning itself, its financial condition or otherwise to the relevant persons contemplated under this Agreement;

(iii)         to agree, accept and sign on its behalf all documents in connection with the Finance Documents (including amendments, restatements and variations of and consents under any Finance Documents and to execute any new Finance Documents); and

(iv)         to take such other action as may be necessary or desirable under or in connection with the Finance Documents;

(b)           confirms that it will be bound by any omission, agreement, undertaking, settlement, waiver, notice, communication or notice or other action taken by the Company under or in connection with the Finance Documents (whether or not known to any other Obligor and whether occurring before or after such Obligor became an Obligor under this Agreement) and each Finance Party may rely on any action purported to be taken by the Company on behalf of any Obligor; and

(c)            (other than the Company) hereby releases the Company from the restrictions set out in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (the “BGB”) or similar restrictions arising pursuant to any other applicable law.

2.5         Acts of the Company

(a)         The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)             any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)            the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)           any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.

(b)         In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.           PURPOSE

3.1         Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility for its general corporate purposes (including refinancing existing Financial Indebtedness).

3.2         Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.           CONDITIONS OF UTILISATION

4.1         Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2         Further conditions precedent

(a)         The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)             in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(ii)            the Repeating Representations to be made by the Company (in relation to itself and each other Obligor as applicable) are true in all material respects and will be immediately after the Loan is made; and

(iii)           in respect of the most recently ended testing period (in circumstances where the Company has not yet delivered a Compliance Certificate in respect of such testing period), the Agent has not received evidence that any financial covenants set out in Clause 21 (Financial Covenants) will not be complied with for that testing period.

4.3         Conditions relating to Optional Currencies

(a)         A currency will constitute an Optional Currency in relation to a Loan if:

(i)             it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)            it is sterling or US dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)         If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time.  Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i)             whether or not the Lenders have granted their approval; and

(ii)            if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4         Maximum number of Loans

(a)         A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 12 Loans would be outstanding.

(b)         Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.           UTILISATION

5.1         Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2         Completion of a Utilisation Request

(a)         Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)             the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)            the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)           the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)          it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)         Only one Loan may be requested in each Utilisation Request.

5.3         Currency and amount

(a)         The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)         The amount of the proposed Loan must be:

(i)                                      if the currency selected is the Base Currency, a minimum of €10,000,000 (and an integral multiple of €1,000,000) or, if less, the Available Facility;

(ii)                                   if the currency selected is sterling or US dollars a minimum of £5,000,000 and US$10,000,000 respectively or, if less, the Available Facility; or

(iii)           if the currency selected is an Optional Currency other than sterling or US dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)          in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4         Lenders’ participation

(a)         If the conditions set out in this Agreement have been met and subject to Clause 7.1 (Repayment of Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)         The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)         The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan (and, if different, the amount of that participation to be made available in cash), in each case by the Specified Time.

5.5         Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

5.6         Designated Entities

Where a Lender (each a “Designating Lender”) has designated in the signature pages to this Agreement or in writing to the Agent and the Company (and agreed in writing by the Company) an Affiliate of itself (each a “Designated Entity”) as its Facility Office for the purpose of participating in or making Loans to a Borrower in a particular jurisdiction, the Parties unconditionally and irrevocably agree that such Designated Entity shall:

(a)            not have any Commitment (without prejudice to the Designated Lender’s Commitment);

(b)           be entitled to all rights and benefits (other than voting rights which shall remain with the Designating Lender) under this Agreement relating to its participation in any Loan to a Borrower in such designated jurisdiction; and

(c)            have the corresponding duties of a Lender in relation to such Loans, and shall be a party to this Agreement for that purpose.

Such Designating Lender will procure, subject to the terms of this Agreement, that the Designated Entity participates in a Loan to any Borrower in the relevant designated jurisdiction in place of such Designating Lender and the Parties to the Agreement shall be entitled to treat such Designated Entity as a Lender accordingly.

6.           OPTIONAL CURRENCIES

6.1         Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the Utilisation Request.

6.2         Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                   a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

7.1                           Repayment of Loans

(a)                            Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)                           Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)             on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)            in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)           for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(A)         if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

1.            the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

2.            each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(B)          if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

1.            the relevant Borrower will not be required to make any payment in cash; and

2.            each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)            that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)           upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)            each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of control

(a)                            If there is a Change of Control:

(i)             the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)            a Lender shall not, subject to paragraph (b) below, be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)           if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall:

(A)         as from the date of such notification cancel the Commitment of that Lender whereupon the Commitment of that Lender will be cancelled; and

(B)          declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents and owing to that Lender due and payable, whereupon all such outstanding amounts will become due and payable within 60 days of the Change of Control.

(b)                           If a Lender has not notified the Agent that it wishes to cancel its Commitment in accordance with paragraph (a) (iii) above, then that Lender may not refuse to fund a Utilisation as a result of the Change of Control from the date falling 30 days after the Company has notified the Agent of the event.

8.3                           Voluntary cancellation

The Company may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000 (and an integral multiple of €5,000,000)) of the Available Facility.  Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4                           Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €10,000,000 (and an integral multiple of €5,000,000)).

8.5                           Right of replacement or repayment and cancellation in relation to a single Lender

(a)                            If:

(i)             any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross up); or

(ii)            any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)                           On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)                           The Company may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)                            The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)            the Company shall have no right to replace the Agent;

(ii)           neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)          in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.6                           Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 8.6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)                           The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                            Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                              If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

8.7                           Right of cancellation in relation to a Defaulting Lender

(a)                            If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)                           On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)                            The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

SECTION 5

COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)            Margin;

(b)           LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)            Mandatory Cost, if any.

9.2                           Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3                           Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)             the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)            the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due, subject to any applicable restrictions under French law.

(c)                            Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5                           Italian Usury Law

Notwithstanding any other provision contained in this Agreement, if at any time the interest rate stated to be applicable under this Agreement would cause a breach of Italian law No. 108/1996

(the “Italian Usury Law”), then the rate of interest payable by an Obligor incorporated in Italy under this Agreement shall be capped at the maximum rate permitted to be payable under the Italian Usury Law.

10.                           INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                            A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)                           Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between a Borrower (or the Company) and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)                            An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)                           A Loan has one Interest Period only.

10.2                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3                     Taux Effectif Global

In order to comply with the provisions of Articles L313-1 and L313-2 of the French Consumer Code (Code de la Consommation), the effective global rate (taux effectif global) calculated in accordance with the Articles referred to above shall be as set out in a letter from the Agent to a French Borrower in the form of the letter at Schedule 11 (Form of TEG letter) on the date of the accession of a French Borrower to this Agreement.

11.                           CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)             the Margin;

(ii)            the rate notified to the Agent by that Lender as soon as practicable and in any event before close of business on the Quotation Day (or, if earlier, before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)           the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           If:

(i)             the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(ii)            a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or, in relation to any Loan in euro, EURIBOR.

(c)                            In this Agreement “Market Disruption Event” means:

(i)             at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for Dollars for the relevant currency and Interest Period; or

(ii)            before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

11.3                     Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations in good faith (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4                     Break Costs

(a)                            Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                            The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed on a day to day basis at a percentage rate per annum equal to 35 per cent. of the applicable Margin which would apply to a Loan drawn on that day under the Facility, such fee to be paid on that Lender’s Available Commitment for the Availability Period.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective or as otherwise agreed by an Arranger and the Company.

(c)                            No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2                     Participation fee

The Company shall pay to the Agent (for the account of each Lender) a participation fee in the amount and at the times agreed in a Fee Letter.

12.3                     Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4                     Utilisation fee

(a)                            The Company shall pay to the Agent (for the account of each relevant Lender) a utilisation fee in the Base Currency computed at the rate of:

(i)             0.25 per cent. per annum calculated from day to day on the amount of all Loans then outstanding during the Availability Period at such time when the aggregate amount of the Lenders’ participations in all Loans then outstanding exceeds €216,666,667 on that day; and

(ii)            0.50 per cent. per annum calculated from day to day on the amount of all Loans then outstanding during the Availability Period at such time when the aggregate amount of the Lenders’ participations in all Loans then outstanding exceeds €433,333,333 on that day.

(b)                           The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the Availability Period and on the last day of the Availability Period, and in respect of a Lender, on the last day on which any part of its participation in the Loans becomes repayable.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                           TAX GROSS UP AND INDEMNITIES

13.1                     Definitions

(a)                            In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)             with respect to an English Borrower (including, for the avoidance of doubt, any payment by the Company as guarantor on behalf of such Borrower):

(A)         a Lender (other than a Lender within sub-paragraph (B) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(I)               a Lender:

1.            which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document; or

2.            in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(II)             a Lender which is:

(1)           a company resident in the United Kingdom for United Kingdom tax purposes;

(2)           a partnership each member of which is:

(a)           a company so resident in the United Kingdom; or

(b)                                 a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company; or

(III)                                    a Treaty Lender; or

(B)                             a building society (as defined for the purpose of section 880 of the ITA);

(ii)                                   with respect to a French Borrower (including, for the avoidance of doubt, any payment by the Company as guarantor on behalf of such Borrower), a Lender which is:

(A)                           lending through a Facility Office in France; or

(B)                             a Treaty Lender; or

(C)                             otherwise entitled under French tax law to receive interest payments from such Borrower without such Borrower being required to make any deduction or withholding for or on account of tax from a payment made under a Finance Document;

(iii)                                with respect to a German Borrower (including, for the avoidance of doubt, any payment by the Company as guarantor on behalf of such Borrower), a Lender which is

(A)                           lending through a Facility Office in Germany; or

(B)                             a Treaty Lender; or

(C)                             otherwise entitled under German tax law to receive interest payments from such Borrower without such Borrower being required to make any deduction or withholding for or on account of tax from a payment made under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)                                      a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                                   a partnership each member of which is:

(A)                           a company so resident in the United Kingdom; or

(B)                             a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means, in relation to a Borrower (including, for the avoidance of doubt, the Company as guarantor making a payment on behalf of such Borrower), a Lender which fulfils all conditions which must be fulfilled under the provisions of a double taxation treaty with the relevant Borrower’s jurisdiction of incorporation to obtain full exemption from taxation on interest imposed by that Borrower’s jurisdiction of incorporation (subject to completion of any necessary procedural formalities).

“UK Non-Bank Lender” means a Lender which gives a Tax Confirmation in the Assignment Agreement, Transfer Certificate or Increase Confirmation which it executes on becoming a Party.

“UK Source Obligor” means an Obligor which is incorporated or resident for Tax purposes in any part of the United Kingdom or which would otherwise be required to make a Tax Deduction in respect of Tax imposed by the United Kingdom unless exemption from that requirement was available.

(b)                           Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in good faith in the absolute discretion of the person making the determination.

13.2                     Tax gross up

(a)                            Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                            If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                           A payment by an English Borrower or by the Company as guarantor on behalf of an English Borrower shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)                                      the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)                                   the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (i)(A)(II) of the definition of Qualifying Lender and:

(A)                           an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)                             the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)                                the relevant Lender is a Qualifying Lender solely by virtue of sub-paragraph (i)(A)(II) of the definition of Qualifying Lender and:

(A)                           the relevant Lender has not given a Tax Confirmation to the Company; and

(B)                             the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                               the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that (subject to the completion of any necessary procedural formalities by the Obligor) the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below.

(e)                            A payment by:

(i)                                      a French Borrower or by the Company as guarantor on behalf of a French Borrower; or

(ii)                                   a German Borrower or by the Company as guarantor on behalf of a German Borrower,

shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by France (in the case of (i) above) or Germany (in the case of (ii) above) , if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.

(f)                              A payment by a Luxembourg Borrower or by the Company as guarantor on behalf of a Luxembourg Borrower, shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the Grand Duchy of Luxembourg, if the Tax Deduction is required in respect of the European Union Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments (or any amendment thereof) as transposed into Luxembourg law by the Luxembourg laws of 21 June 2005 and implementing the agreements entered into between Luxembourg and certain dependent and associated territories of the European Union regarding measures similar to the ones included in the above Council Directive, or in respect of the

Luxembourg law of 23 December 2005, as amended, relating to interest payments made to Luxembourg resident individuals.

(g)                           No French Borrower, German Borrower or Dutch Borrower is required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France, Germany or the Netherlands respectively from a payment of interest on a Loan, if on the date on which the payment falls due the relevant Lender in relation to the relevant Borrower is a Treaty Lender and the Borrower making the payment is able to demonstrate that (subject to the completion of any necessary procedural formalities by the Borrower) the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below.

(h)                           If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(i)                               As soon as reasonably practicable, after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(j)

(i)                                      Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in promptly completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)                                   With respect to a payment by a UK Source Obligor, nothing in paragraph (i) above shall require a Treaty Lender to:

(A)                           register under the HMRC DT Treaty Passport scheme;

(B)                             apply the HMRC DT Treaty Passport scheme to any Loan or Utilisation if it has so registered; or

(C)                             file forms in relation to a double taxation treaty if it has:

(i)                                  included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (m) below or paragraph (a) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation); or

(ii)                               notified the Company of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (o) below,

and the Obligor making that payment has not complied with its obligations under paragraph (n) below, paragraph (b) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation) or paragraph (p) below.

(k)                            A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(l)                               A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(m)                         A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that (i) holds a passport under the HMRC DT Treaty Passport scheme, and (ii) which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number opposite its name in Part II of Schedule 1 (The Original Parties).

(n)                           Where a Lender includes the indication described in paragraph (m) above in Part II of Schedule 1 (The Original Parties):

(i)                                      each Original Borrower which is a UK Source Obligor shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing; and

(ii)                                   each Additional Borrower which is a UK Source Obligor shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

(o)                           Where permitted and effective in accordance with the HMRC DT Treaty Passport Scheme, a Treaty Lender which has not included the indication described in paragraph (m) above or the indication described in paragraph (a) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation) but which holds a passport under the HMRC DT Treaty Passport scheme and subsequently wishes that scheme to apply to this Agreement shall notify the Company (without liability to any Obligor) of its scheme reference number and its jurisdiction of tax residence, provided that such notice must be effective in accordance with Clause 31 (Notices) at least 10 Business Days prior to any applicable deadline for submission of form DTTP-2.

(p)                           Where a Lender notifies the Company of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (o) above:

(i)                                      each Borrower which is a UK Source Obligor which is a Party as a Borrower as at the date on which that notice becomes effective in accordance with Clause 31 (Notices) shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 10 Business Days of that date or, if earlier, prior to any applicable deadline for submission of form DTTP-2 and shall promptly provide the Lender with a copy of that filing; and

(ii)                                   each Additional Borrower which is a UK Source Obligor which becomes an Additional Borrower after the date on which that notice becomes effective in accordance with Clause 31 (Notices) shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

(q)                           If a Lender has not either:

(i)                                      included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (m) above or paragraph (a) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation); or

(ii)                                   notified the Company of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (o) above,

no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan or Utilisation.

13.3                     Tax indemnity

(a)                            The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                           Paragraph (a) above shall not apply:

(i)                                      with respect to any Tax assessed on a Finance Party:

(A)                           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                   to the extent a loss, liability or cost:

(A)                           is compensated for by an increased payment under Clause 13.2 (Tax gross up); or

(B)                             would have been compensated for by an increased payment under Clause 13.2 (Tax gross up) but was not so compensated solely because one of the exclusions in paragraphs (d), (e), (f) or (g) of Clause 13.2 (Tax gross up) applied.

(c)                            A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                           A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                   a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and fully retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5                     Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration, notarial and other similar Taxes payable in respect of any Finance Document except for any Luxembourg registration duties (droit d’enregistrement) payable due to a registration of any Finance Document when such registration is or was not required to maintain or preserve the rights of any Finance Party under the Finance Documents.

13.6                     Lender Status Confirmation

With respect to each English Borrower, French Borrower or German Borrower, each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)                            not a Qualifying Lender;

(b)                           a Qualifying Lender (other than a Treaty Lender); or

(c)                            a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.6 in relation to a Borrower, then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender with respect to such Borrower until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.6.

13.7                     HMRC DT Treaty Passport scheme confirmation

(a)                            A New Lender or an Increase Lender that is a Treaty Lender that (i) holds a passport under the HMRC DT Treaty Passport scheme, and (ii) which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes by including its scheme reference number in that Transfer Certificate, Assignment Agreement or Increase Confirmation.

(b)                           Where a New Lender or an Increase Lender includes the indication described in paragraph (a) above in the relevant Transfer Certificate, Assignment Agreement or Increase Confirmation:

(i)                                      each Borrower which is a Party as a Borrower as at the relevant Transfer Date shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing; and

(ii)                                   each Additional Borrower which becomes an Additional Borrower after the relevant Transfer Date shall file a duly completed form DTTP-2 in respect of such Lender with HM Revenue & Customs within 30 days of becoming an Additional Borrower and shall promptly provide the Lender with a copy of that filing.

13.8                     VAT

(a)                            All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                           If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier or, if the Recipient has to account to the relevant tax authority for such VAT under the reverse charge procedure, to the Recipient (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)                            Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                           Any reference in this Clause 13.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to:

(i)                                      have the same meaning as in the Value Added Tax Act 1994 with regard to England and Wales; or

(ii)                                   (where applicable) with regard to another jurisdiction and in relation to VAT or any other tax of a similar nature, refer to an equivalent entity under the relevant laws of such jurisdiction to that referred to in paragraph (i) above).

14.                           INCREASED COSTS

14.1                     Increased costs

(a)                            Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                           In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                     Increased cost claims

(a)                            A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                           Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount (and reasonable details of the calculation) of its Increased Costs.

14.3                     Exceptions

(a)                            Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                   compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)                                compensated for by the payment of the Mandatory Cost;

(iv)                               attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)                                  attributable to any day more than six months before the first date on which an officer of the relevant Finance Party, which officer is involved in the financing extended pursuant to this Agreement, becomes aware of the relevant Increased Cost.

(b)                           In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.                           OTHER INDEMNITIES

15.1                     Currency indemnity

(a)                            If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against that Obligor;

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                     Other indemnities

The Company shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                   the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)                                   funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3                     Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                   investigating any event which it reasonably believes is a Default;

(b)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.         MITIGATION BY THE LENDERS

16.1       Mitigation

(a)         Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) and paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2       Limitation of liability

(a)         The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)         A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.         COSTS AND EXPENSES

17.1       Transaction expenses

The Company shall within three Business Days of demand and delivery of invoices pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)            this Agreement and any other documents referred to in this Agreement; and

(b)           any other Finance Documents executed after the date of this Agreement.

17.2       Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3       Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.         GUARANTEE AND INDEMNITY

18.1       Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)            guarantees, as primary obligor and not merely as surety, to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Company under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

18.3       Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4       Waiver of defences

The obligations of the Company under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)           the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)            any amendment, waiver, modification, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)            any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

18.5       Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(b)           hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause 18.

18.7       Deferral of Company’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)            to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)           to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)            to exercise any right of set-off against any Obligor; and/or

(f)            to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Company receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.8       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9       Dollar conversion

Any amount payable in the Base Currency by the Company pursuant to the Finance Documents shall be paid, at the written request of any Finance Party in relation to any amounts payable to such Finance Party only, in dollars either:

(i)             in New York; or

(ii)            in such other jurisdiction as such Finance Party may elect.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.         REPRESENTATIONS

The Company (in relation to itself and each other Obligor as applicable) makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1       Status

(a)         It is a US corporation, duly incorporated and in good standing under the law of its jurisdiction of its place of incorporation and each other member of the Group is duly incorporated (or in the case of any other member of the Group in the US that is not a corporation, duly organised) and validly existing under the law of its jurisdiction of the place of its incorporation or organisation (as applicable).

(b)         It and each of its Subsidiaries possesses the capacity to sue and be sued in its own name and has the power to own its assets and carry on its business as it is being conducted except, in the case of a member of the Group which is not an Obligor, where failure to possess such capacity or to have such power could not reasonably be expected to have a Material Adverse Effect.

19.2       Binding obligations

Subject to the Reservations, the obligations of each Obligor expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3       Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)            any law or regulation applicable to it (including Regulations U and X);

(b)           its constitutional documents; or

(c)            any agreement or instrument binding upon it or any of its assets (in a manner which has or could reasonably be expected to have a Material Adverse Effect).

19.4       Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5       Validity and admissibility in evidence

All Authorisations required:

(a)            for the conduct of the business, trade and ordinary activities of it and each of its Subsidiaries or the ownership of their respective assets (except to the extent that failure to make pay or obtain the same could not reasonably be expected to have a Material Adverse Effect);

(b)           to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(c)            to make the Finance Documents to which each Obligor is a party, subject to the Reservations, admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6       No default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.7       No breach

It and each of its Subsidiaries is not in breach of, or in default under, any agreement to which it is  a party or which is binding on it or any of its assets, in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

19.8       No misleading information

(a)         Any written factual information provided by or on behalf of any member of the Group to any Finance Party (including for the purposes of the Information Package) for the purposes of the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         Any financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of assumptions which were reasonable in light of the facts and circumstances then existing.

(c)         To the best of its knowledge and belief, nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information provided to any Finance Party (including the information contained in the Information Package) being untrue or misleading in any material respect as at the date thereof.

19.9       Financial statements

(a)         The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)         The Original Financial Statements fairly represent the financial condition and operations (consolidated in the case of the Company) of the relevant Obligor as at the end of and for the relevant financial year.

(c)         Each of the latest financial statements delivered under Clause 20.1(a) (Financial statements) is prepared in accordance with GAAP and fairly represents the financial position of the relevant company as at the date of such financial statements and the results of its operations and its cash flows for the annual period ended on such date; and

(d)         Each of the latest unaudited quarterly consolidated statements of income, stockholders’ equity and cash flows of the Company delivered under Clause 20.1(b) (Financial statements) fairly represents the consolidated financial condition and operations of the Company as at the date of such quarterly financial statements and the consolidated results of operations and cash flows for the relevant quarterly period, subject to normal year-end audit adjustments and the absence of footnotes.

19.10     Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with all its other unsecured and unsubordinated Financial Indebtedness, except for any obligations which are mandatorily preferred by law and not by contract.

19.11     No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency have been started or, to the knowledge of the Company’s officers, have been threatened against it or any of its Subsidiaries which in each case could reasonably be expected to have a Material Adverse Effect, except for Disclosed Claims.

19.12     Compliance with laws and regulations

It and each of its Subsidiaries has complied in all material respects with all applicable laws and regulations (including Environmental Laws) to which it may be subject in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

19.13     Environmental

(a)         It and each of its Subsidiaries has and has at all times complied with all applicable Environmental Law, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(b)         Every consent, authorisation, licence or approval required under or pursuant to any Environmental Law by it and each of its Subsidiaries in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets, the absence or lack of which could reasonably be expected to have a Material Adverse Effect, has been obtained and is in full force and effect.

(c)         There has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which default could reasonably be expected to have a Material Adverse Effect.

(d)         No circumstances have arisen (i) which would entitle any person to revoke, suspend, amend, vary, withdraw or refuse to amend any of the same or (ii) which might give rise to a claim against it and each of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect having regard to the cost to that company of meeting such a claim.

19.14     No Security

(a)         No Security other than Permitted Security exists over all or any part of the assets of it or any of its Subsidiaries.

(b)         The execution of the Finance Documents by each Obligor and the exercise of each of their respective rights and the performance of each of their respective obligations under the Finance Documents will not result in the creation of, or any obligation to create, any Security over or in respect of any of their assets.

19.15     No Material Adverse Change

Since 31 December 2009, no event has occurred which has had, or could be reasonably expected to have, a Material Adverse Effect.

19.16     Taxes

(a)         It and each of its Subsidiaries has complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Tax due and payable by it.

(b)         No claims are being asserted against it or any of its Subsidiaries in respect of Tax which could reasonably be expected to have a Material Adverse Effect except for assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest audited consolidated financial statements of the Company (or latest accounts audited if required by law of the relevant Obligor) or other information delivered to the Agent under this Agreement.

19.17     ERISA

(a)

(i)             Neither the Company nor any other member of the Controlled Group maintains, or is obliged to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.

(ii)            Each Plan complies with all applicable requirements of law and regulations.

(iii)           Neither the Company nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan.

(iv)          There are no pending or, to the knowledge of the Company, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Company or any member of the Controlled Group with respect to a Plan.

(v)           Neither the Company nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such person to any liability.

(vi)          Within the last five years neither the Company nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Current Liability being transferred out of the Controlled Group.

(vii)         No ERISA Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

(viii)        The Company will not, and will not permit any member of the Controlled Group to (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan.

(b)         The representations and warranties contained in Clause 19.17(a) shall only be breached if the circumstances relating to any actual breach have, or could reasonably be expected to have, a Material Adverse Effect.

19.18     Federal Reserve Regulations

No part of the proceeds of any Loan will be used, directly or indirectly, to purchase or carry any Margin Stock within the meaning of Regulation U in a manner that would violate Regulation U.

19.19     Investment Company

Neither it nor any of its Subsidiaries is, or after giving effect to any Loan, will be an “investment company” or a company “controlled” by an “investment company” within the meaning of the US Investment Company Act of 1940.

19.20     Ownership of Properties

(a)         As at the date of this Agreement, it and its Subsidiaries has a subsisting leasehold or freehold interest in, or good and marketable title to, free of all Security, other than any Permitted Security, all of the properties and assets reflected in the Original Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof;

(b)         It and its Subsidiaries own or possess rights to use all licences, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such licence, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

19.21     Insurance

The Group as a whole maintains, with financially sound and reputable insurance companies, insurance on its assets in such amounts and covering such risks as is consistent with sound business practice.

19.22     Insurance Licences

No material licence, permit or authorisation of any of it or its Subsidiaries to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or, when aggregated, have a Material Adverse Effect.

19.23     Dutch Borrowers

(a)         To the best of its knowledge, each Dutch Borrower complies with the Dutch Financial Supervision Act and, to the extent applicable, any regulations promulgated thereunder.

(b)         Each Dutch Borrower has verified that each Original Lender qualifies as a Professional Market Party and that it will have verified that each New Lender qualifies as a Professional Market Party.

(c)         Each Dutch Borrower has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, the opportunity to give such advice and has obtained unconditional positive advice from such works council.

19.24     Anti-Terrorism Law

Neither the Company, nor to the knowledge of the Company, any of its Affiliates, or its respective brokers or other agents acting or benefiting in any capacity in connection with the Commitment

(i) is in violation of any Anti-Terrorism Law; (ii) is a Designated Person; (iii) conducts any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or (iv) deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law (it being acknowledged that this Clause 19.24 only applies to an Affiliate to the extent that it can so comply without breaching any law or regulation applicable to it).

19.25     Material Subsidiaries

Each member of the Group which, as at the date of this Agreement, is a Material Subsidiary is listed in Schedule 12 (Material Subsidiaries).

19.26     Governing law and enforcement

(a)         Subject to the Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)         Subject to the Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.27     Repetition

The Repeating Representations are deemed to be made by the Company (for itself and each other Obligor as applicable) by reference (except where the contrary is expressly stated) to the facts and circumstances then existing on:

(a)            the date of each Utilisation Request and the first day of each Interest Period; and

(b)           in the case of an Additional Borrower, the day on which that Additional Borrower becomes (and on which it is proposed that the Additional Borrower becomes) an Additional Borrower.

20.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1       Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available, (but in any event, in the case of the Company, within 90 days after the end of each of its Financial Years and, in the case of each other Obligor, within 120 days after the end of each of their respective Financial Years)

(i)           its audited consolidated financial statements for that Financial Year;

(ii)          the unaudited financial statements for each of Aon Southern Europe B.V. and Aon Group International B.V. for that Financial Year; and

(iii)         the financial statements of each other Obligor for that Financial Year audited to the extent required by the law of the jurisdiction of incorporation of such Obligor,

together with, where appropriate, a copy of the management letter (if any) addressed by the auditors to the directors of the relevant Obligor in connection with its auditing of the relevant accounts as soon as reasonably practicable after receipt of the letter by that Obligor,

(b)           as soon as the same become available, (but in any event within 45 days after the end of each consecutive period of 3 months ending on a Quarter Date), its unaudited consolidated quarterly statements of income, stockholders’ equity and cash flows for that financial quarter certified by the chief financial officer of the Company as fairly presenting the consolidated financial position of the Company as at, and for the quarterly period ending on, such Quarter Date, subject to normal year end adjustments and the absence of footnotes.

20.2       Compliance Certificate

(a)         The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) and paragraph (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)         Each Compliance Certificate shall be signed by the chief financial officer, vice-president or controller of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), shall be reported on by the Company’s auditors in the form agreed by the Company and all the Lenders before the date of this Agreement.

20.3       Requirements as to financial statements

(a)         Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director or an officer of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)         The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

20.4       Material Subsidiaries

With each set of financial statements delivered by the Company under paragraph (a)(i) of Clause 20.1 (Financial statements) (and within 14 days after any request made by the Agent), the Company shall supply to the Agent a certificate listing the Material Subsidiaries as at the end of the relevant Financial Year.

20.5       Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)            all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected to have a Material

Adverse Effect (including, for the avoidance of doubt, any changes to existing litigation, arbitration or administrative proceedings); and

(c)            promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.6       Notification

The Company shall notify the Agent promptly upon becoming aware of:

(a)            any change in the Debt Rating Level; and

(b)           any occurrence (including any third party claim or liability but other than of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

20.7       Plans

(a)         The Company shall deliver to the Agent promptly upon learning thereof, notice that a Plan is in ‘at risk’ status within the meaning of Section 303 of ERISA or Section 430(i)(4) of the Code, and, within 270 days after the close of each Financial Year, a statement of the funded target attainment percentage of each Plan, certified as correct by an actuary enrolled under ERISA.

(b)         As soon as possible and in any event within 10 days after the Company knows that any ERISA Termination Event has occurred with respect to any Plan, the Company shall deliver a statement, signed by the chief financial officer of the Company, describing such ERISA Termination Event and the action which the Company proposes to take with respect thereto, provided that no such notice shall be required to be given unless such ERISA Termination Event could reasonably be expected to result in liabilities of the Company in excess of US$25,000,000.

20.8       Securities and Exchange Commission

Promptly after they are filed, the Company shall deliver to the Agent copies of all registration statements and annual, quarterly, monthly or other regular reports which any member of the Group files with the US Securities and Exchange Commission (including (but not limited to) Form 10-K, 10-Q and 8-K statements) other than Form S-8 (or successor forms) registration statements and other registration statements or reports relating to employee stock programs.

20.9       Notification of default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

20.10     “Know your customer” checks

(a)         If:

(i)             the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)            any change in the status of an Obligor after the date of this Agreement; or

(iii)           a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)         Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)         The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 25 (Changes to the Obligors).

(d)         Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

20.11     Use of websites

(a)         The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)             the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)            both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)           the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)         The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)         The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)             the Designated Website cannot be accessed due to technical failure;

(ii)            the password specifications for the Designated Website change;

(iii)           any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)          any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)           the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)         Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

21.         FINANCIAL COVENANTS

21.1       Financial condition

The Company shall ensure that:

(a)            the ratio of EBITDA to Consolidated Interest Expense for any Relevant Period will not be less than 4 to 1; and

(b)           the ratio of Borrowings on each Quarter Date (being the end of each Relevant Period) to EBITDA for that Relevant Period will not exceed 3 to 1 provided that in the event that the Senior Notes are issued prior to the Term Loan Closing Date and the proceeds thereof are held in escrow pursuant to arrangements reasonably satisfactory to the administrative agent under the Term Loan Agreement, the outstanding principal amount of the Senior Notes for the purpose of determining “Borrowings” at any time prior to the Term Loan Closing Date shall be deemed to be the excess (if any) of the outstanding principal amount of the Senior Notes over the escrowed proceeds thereof.

21.2       Financial covenant calculations

(a)         For the purposes of Clause 21.1 (Financial Condition), Borrowings, EBITDA and Consolidated Interest Expense shall be determined by reference to the appropriate quarterly management accounts and, once delivered, the audited consolidated financial statements of the Company, in each case, most recently delivered to the Agent under Clause 20.1(a) and (b) (Financial statements).

(b)         In the event of any change in GAAP, accounting practices or financial reference periods, such that GAAP, the accounting practices or financial reference periods applied in the preparation of any financial statements referred to in paragraph (a) is not consistent with GAAP, the accounting practices or financial reference periods applied in the preparation of the Company’s Original Financial Statements, the Company shall provide to the Agent, if necessary for the determination of compliance with Clause 21.1 (Financial condition), a statement of reconciliation conforming such financial statements to the Company’s Original Financial Statements.

21.3       Definitions

In this Clause 21:

“Borrowings” means, as at any particular time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group (other than any indebtedness referred to in paragraphs (g) and (i) of the definition of Financial Indebtedness).

For this purpose, any amount outstanding or repayable in a currency other than dollars shall on that day be taken into account in its dollar equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements of the Company.

“Consolidated Interest Expense” means, in relation to a Relevant Period, the consolidated net interest expense of the Group (for the avoidance of doubt, this definition shall be construed so as to be consistent with US GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Group calculated on a consolidated basis for such period.

“EBITDA” means Consolidated Net Income plus (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortisation, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) the Transaction Costs and (vii) non recurring cash charges incurred for such period in connection with the Merger in an amount not to exceed US$50,000,000 in aggregate during the term of this Agreement minus (b) to the extent included in Consolidated Net Income, extraordinary gains realised other than in the ordinary course of business, all calculated for the Group on a consolidated basis.

“Relevant Period” means each period of four consecutive accounting quarters ending on a Quarter Date.

22.         GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1       Authorisations

The Company shall (and shall procure that each member of the Group shall) promptly obtain, comply with and do all that is necessary to maintain in full force and effect; and supply certified copies to the Agent of any Authorisation required under any law or regulation:

(a)            for the conduct of its business, trade and ordinary activities save to the extent that failure to obtain, maintain or comply with the same could reasonably be expected not to have a Material Adverse Effect; and

(b)           to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2       Compliance with laws

The Company shall (and shall procure that each member of the Group shall) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.

22.3       Negative pledge

The Company shall not (and shall ensure that no other member of the Group shall) create or permit to subsist any Security over any of its assets other than Permitted Security.

22.4       Merger

The Company will not, nor will it permit any member of the Group to, enter into any amalgamation, demerger, merger or reconstruction with or into any other person, except that:

(a)            a wholly-owned Subsidiary may merge into the Company or any wholly-owned Subsidiary of the Company;

(b)           the Company or any member of the Group may enter into any amalgamation, demerger, merger or reconstruction with any other person so long as, in the case of such a transaction to which the Company is a party, the Company is the continuing or surviving corporation, and, in the case of such a transaction to which any member of the Group is a party, the surviving corporation is a Subsidiary of the Company, and in any such case, prior to and after giving effect to such amalgamation, demerger, merger or reconstruction, no Default or Event of Default is continuing; and

(c)            any member of the Group may enter into any amalgamation, demerger, merger or reconstruction as a means of effecting a disposition or acquisition which would not result in a Default or Event of Default, provided that, in the case of an Obligor, the Agent (if it so requests) receives an opinion in terms satisfactory to it and from counsel approved by it to the effect that after the relevant amalgamation, demerger, merger or reconstruction, the relevant Obligor remains bound by the terms of this Agreement.

22.5       Conduct of business

The Company will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the date of this Agreement taking into account the Merger Agreement and Merger, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by the Company and its Subsidiaries or the Target and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of the board of directors of the Company, are reasonably expected to materially enhance the other businesses in which the Company and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing or so qualified or authorised could not reasonably be expected to have a Material Adverse Effect, provided, however, that nothing in this Clause 22.5 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary that is not otherwise prohibited by this Agreement.

22.6       Taxes

The Company shall (and shall ensure that each member of the Group shall) pay and discharge all Taxes and governmental charges payable by or assessed upon it in accordance with good business practice unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP.

22.7       Insurance

The Company shall procure that the Group as a whole maintains with financially sound and reputable insurance companies, insurance on its assets and in such amounts and covering such risks as is consistent with sound business practice.

22.8       Maintenance of assets

The Company shall (and shall ensure that each member of the Group shall) do all things necessary to maintain, preserve, protect and keep its assets in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements which are required in accordance with good business practice so that its business carried on in connection therewith may be properly conducted at all times.

22.9       Access

Upon reasonable notice being given to the Company by the Agent, the Company shall permit the Agent and the Lenders and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent) authorised by the Agent or Lender to have upon its reasonable request and at all reasonable times during normal business hours, access to any of the assets, premises, accounting books and records of any member of the Group and to discuss the affairs, finances and accounts of any member of the Company with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or Lenders may designate.

22.10     ERISA

(a)         The Company shall fulfil, and cause each member of the Controlled Group to fulfil, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan except where failure to fulfil such obligations individually or in aggregate would not have a Material Adverse Effect.

(b)         The Company shall comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure to comply individually or in aggregate would not have a Material Adverse Effect.

(c)         The Company shall not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in (i), (ii) or (iii) above individually or in the aggregate would not have a Material Adverse Effect.

22.11     Pari passu

The Company shall ensure that its obligations and those of each of the other Obligors under the Finance Documents shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness, except for any obligations which are mandatorily preferred by law and not by contract.

22.12     Use of Proceeds

The Company shall not (and shall ensure that no other member of the Group shall) use any of the proceeds of the Loans to purchase or carry any Margin Stock.

22.13     Dividends

The Company shall not, so long as any Event of Default has occurred and is continuing declare or pay any dividends or other distribution in relation to its capital stock (other than dividends payable in its own capital stock) or repay or prepay, redeem or purchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

22.14     Affiliates

The Company shall not (and shall ensure that no other member of the Group shall) enter into any transaction (including, without limitation, the purchase or sale of any asset or service) with, or make any payment or transfer to, any Affiliate other than transactions, payments or transfers:

(a)            between the Company and any direct or indirect wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; or

(b)           on arms’ length terms and in the ordinary course of the day to day business, and pursuant to the reasonable requirements, of the relevant member of the Group and in accordance with good business practice.

22.15     Change in Financial Year

The Company shall not change its Financial Year to end on any date other than 31 December of each year.

22.16     Inconsistent Agreements

(a)         The Company shall not (and shall ensure that no other member of the Group shall) enter into any indenture, agreement, instrument or other arrangement which:

(i)             directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the incurrence of the obligations of the Obligors under the Finance Documents, the amending of the Finance Documents or the ability of any Subsidiary of the Company to:

(A)         pay dividends or make other distributions on its issued share capital;

(B)          make loans or advances to the Company; or

(C)          repay loans or advances from the Company

except (x) restrictions and limitations imposed by Law or by the Finance Documents, (y) customary restrictions and limitations contained in agreements relating to the sale of a Subsidiary or its assets that is permitted hereunder, (z) restrictions and conditions imposed by agreements relating to the Financial Indebtedness of any Subsidiary in existence at the time such Subsidiary becomes a Subsidiary but not created in contemplation of or in connection with such Subsidiary becoming a Subsidiary (or any refinancing or amendment thereof that does not result in a materially more restrictive restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary and its respective Subsidiaries, (aa) in the case of any Subsidiary that is not a wholly-owned Subsidiary, customary restrictions and conditions imposed by its organisational documents or any joint venture or similar agreement, (bb) solely for the first 60 days following the Term Loan Closing Date, restrictions set forth in any indenture, agreement, instrument or other arrangement to which the Target or any of its Subsidiaries is party and (cc) where, in the case of (A), (B) and (C), any such prohibition, restraint or imposition does not, or could not reasonably be expected to, have a material adverse effect on the ability of the Company to comply with its payment obligations under the Finance Documents; or

(ii)            contains any provision which would be violated or breached by the making of Loans or by the performance by any Obligor of any of its obligations under any Finance Document.

22.17     Disposals

The Company will not make any Disposition or permit any Subsidiary to make any Disposition, except:

(a)            Dispositions of inventory in the ordinary course of business;

(b)           Dispositions of Property to the Company or any Subsidiary of the Company;

(c)            Dispositions by Subsidiaries primarily engaged in insurance underwriting or related activities from their investment portfolios in the ordinary course of business;

(d)           Dispositions of investments in cash equivalents in the usual course of treasury business; and

(e)            any other Disposition of Property which represents no more than 25 per cent. of the consolidated gross assets of the Group, as would be shown in the consolidated financial statements of the Group as at the end of the quarter immediately preceding the date on which such determination is made, to any other person(s) in any Financial Year.

22.18     Dutch Borrowers

Each Dutch Borrower shall ensure that it complies with the Dutch Financial Supervision Act and, to the extent applicable, any regulations promulgated thereunder.

22.19     Anti-Terrorism Law

(a)         The Company will not, nor will it permit any of its Affiliates to, knowingly (i) conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law (it being acknowledged that this sub-paragraph (a) only applies to an Affiliate to the extent that it can so comply without breaching any law or regulation applicable to it).

(b)         No Designated Person shall have a controlling interest of any nature whatsoever in the Company with the result that an investment in the Company (whether direct or indirect) or the Commitment would be in violation of any Anti-Terrorism Law.

22.20     Financial Indebtedness

The Company will not permit any Subsidiary to create, incur, assume or suffer to exist any Financial Indebtedness, except:

(a)            Financial Indebtedness under the Finance Documents;

(b)           Financial Indebtedness under the US Facility Agreement and any renewal and refinancing thereof, provided that the committed amount thereof is not increased and no other Subsidiary (other than a Subsidiary that becomes a borrower thereunder) becomes obligated in respect thereof;

(c)            Financial Indebtedness owed to the Company or another Subsidiary of the Company;

(d)           Financial Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e)            Financial Indebtedness of any Subsidiary existing as of the date hereof (other than Financial Indebtedness described in paragraphs (a) or (b) above), and any renewal and refinancing thereof, provided that the principal amount thereof is not increased;

(f)            Financial Indebtedness under any Hedging Agreements entered into in the ordinary course of business and not for speculative purposes; and

(g)           other Financial Indebtedness in an aggregate amount outstanding at any time not to exceed €2,000,000,000, minus the amount of Financial Indebtedness then outstanding under this Agreement and any renewal or refinancing thereof.

22.21               Post-closing Filing

(a)                            Without prejudice to its statutory obligations, AON Finance Luxembourg S.à r.l shall:

(i)                                      make a mandatory filing with the Luxembourg Register of Commerce and Companies with respect to its financial year ended 31 December 2009; and

(ii)                                   file its annual accounts for its financial year ended 31 December 2009 with the Luxembourg Register of Commerce and Companies, including publishing its annual accounts in the Luxembourg State Gazette (Memorial C), and shall deliver evidence of the same to the Agent within one Month of the date of this Agreement.

(b)                           No Utilisation Request relating to  AON Finance Luxembourg S.à r.l as Borrower may be delivered to the Agent unless the Agent has received evidence of the filings specified in paragraph (a) above in form and substance satisfactory to it within the timeframe specified in paragraph (a) above.

23.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.16 (Acceleration)).

23.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)                                   its failure to pay is caused by:

(i)                                  administrative or technical error; or

(ii)                               a Disruption Event; and

(b)                                  payment is made within five Business Days of its due date.

23.2                     Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3                     Other obligations

(a)                            An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)                           No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

23.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect in any material respect when made or deemed to be made.

23.5                     Cross default

(a)                            Any Financial Indebtedness of any member of the Group is not paid when due (taking into account any originally applicable grace period.)

(b)                           Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                           No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than US $25,000,000 (or its equivalent in any other currency or currencies).

23.6                     Insolvency

Any Obligor or any Material Subsidiary:

(a)                                   (other than in the case of a Dutch entity) becomes insolvent, commits an act of bankruptcy, suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due or is over-indebted (überschuldet) or in the case of a Dutch entity, is in a position that it has ceased to pay its debts (verkeert in de toestand dat hij heeft opgehouden te betalen) within the meaning of Section 1 of the Dutch Bankruptcy Act (Faillissementswet) or in the case of an entity incorporated in the Grand Duchy of Luxembourg, it has been declared in state of bankruptcy (en faillite), it is subject to controlled management (gestion contrôllée), general settlement or composition with creditors (concordat préventif de faillite), or any moratorium or reprieve from payment (suspension de paiements).

(b)                                  by reason of actual or anticipated financial difficulty commences negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its Financial Indebtedness;

(c)                                   proposes or enters into any composition, general assignment or other arrangement for the benefit of its creditors generally or any class of creditors; or

(d)                                  any Dutch Borrower or Material Subsidiary incorporated in the Netherlands gives notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990).

23.7                     Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                   the suspension of payments, a moratorium of any indebtedness, bankruptcy, winding-up, dissolution, administration, reorganisation or any other insolvency proceedings (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary other than:

(i)                                  in relation to a solvent liquidation, reconstruction or reorganisation of an Obligor or Material Subsidiary, the terms of which have been previously approved in writing by the Majority Lenders; or

(ii)                               any winding up or petition which is frivolous or vexatious and which is, in any event, discharged within 21 days of its presentation and before it is advertised.

(b)                                  the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor or Material Subsidiary, the terms of which have been previously approved in writing by the Majority Lenders), trustee in bankruptcy, receiver, administrative receiver, administrator, custodian, conservator, sequestrator, compulsory manager or other similar officer in respect of an Obligor or a Material Subsidiary, a Substantial Portion of the assets of the Group;

(c)                                   a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed, threatened to be filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et seg. of the German Insolvency Code (Insolvenzordnung);

(d)                                  actions are taken pursuant to section 21 of the German Insolvency Code by a competent court;

(e)                                   a French Obligor proceedings for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce or a judgment for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to a French Obligor under articles L. 620-1 to L.644-6 of the French Code de commerce, or any analogous procedure or step is taken in any jurisdiction in respect of an Obligor or any Material Subsidiary.

23.8                     Attachment or Distress

A creditor or encumbrancer attaches or takes possession of, or a distress, execution (including by way of executory attachment (executoriaal beslag) or interlocutory attachment (conservatoir beslag), sequestration or other process is levied or enforced upon or sued out against the assets of the Company or any member of the Group which assets amount to a Substantial Portion and such process is not discharged within 28 days except that, in the case of a Dutch Borrower, no such grace period shall apply in case of an executory attachment (“executoriaal beslag”).

23.9                     Expropriation

Any court, government or government agency shall condemn, seize or otherwise appropriate, or take custody or control of (each an “Expropriation”), all or any portion of the assets of any member of the Group which, when taken together with all other assets of the Group so condemned, seized, appropriated or taken custody or control of, during the 12 month period ending with the month in which any such Expropriation occurs, constitutes a Substantial Portion.

23.10               Undischarged Judgment

Any Obligor or Material Subsidiary fails within 30 days to pay, bond, or otherwise discharge any judgment or order for the payment of an amount in excess of US $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount of US $50,000,000) unless such judgment (or judgments) are being contested in good faith and no enforcement actions have been commenced in relation thereto.

23.11               Non-issuance of Audit Report or Qualification of Financial Statements

The auditors of the Company do not issue an audit report or the auditors of the Company issue a qualification in respect of the audited consolidated financial statements of the Company for any of its Financial Years where the circumstances to which such qualification relates have, or could reasonably be expected to have, a Material Adverse Effect.

23.12               Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company.

23.13               Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.14               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.15               ERISA

Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability that individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(a)                                   any ERISA Termination Event occurs or is reasonably expected to occur;

(b)                                  the Company or any other member of the Controlled Group incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA, or;

(c)                                   the Company or any other member of the Controlled Group incurs or is likely to incur a liability to or on account of a Plan under Section 409, 502(i) or 502(I) of ERISA or Section 4971 or 4975 of the Code.

23.16               Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                                   cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                  declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)                                   declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

23.17               Clean-up Period

Notwithstanding any other provision of this Agreement, an Event of Default arising under paragraphs (b) or (c) of Clause 23.5 (Cross default) which relates to the Target or any of its Subsidiaries shall not entitle a Finance Party to give notice under Clause 23.16 (Acceleration) nor operate as a condition to a Utilisation under paragraph (a)(i) of Clause 4.2 (Further conditions precedent) during the Clean-up Period provided that such Event of Default could not reasonably be expected to have a Material Adverse Effect.

SECTION 9

CHANGES TO PARTIES

24.                           CHANGES TO THE LENDERS

24.1                     Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                   assign any of its rights; or

(b)                                  transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, and is in each case, a Professional Market Party (the “New Lender”).

24.2                     Conditions of assignment or transfer

(a)                            The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)                           The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)                            The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                           An assignment will only be effective on:

(i)                                      receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                   performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                            A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with and if such transfer is in respect of a Commitment of at least €5,000,000 or, if less, the whole Commitment of the Existing Lender.

(f)                              If:

(i)                                      a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply (x) in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility or (y) in relation to Clause 13.2 (Tax gross-up), to a payment to a New Lender that is a Treaty Lender that has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (o) of Clause 13.2 (Tax gross up) or paragraph (a) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation) if the Obligor making the payment has not complied with its obligations under paragraph (p) of Clause 13.2 (Tax gross up)  or paragraph (b) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation).

(g)                           Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)                           If any Existing Lender assigns its rights under this Agreement a written instrument by which such rights are assigned must be notified to any Borrower incorporated in France by bailiff (“huissier”) in accordance with the provision of article 1690 of the French Civil Code at the cost of the Existing Lender concerned.

24.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US $2,500.

24.4                     Limitation of responsibility of Existing Lenders

(a)                            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                      has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                      accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                                   support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                            Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                           The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                      to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                               the New Lender shall become a Party as a “Lender”.

(d)                           For the avoidance of doubt, the Parties agree that any transfer effected in accordance with this Clause 24 shall constitute a novation (within the meaning of Articles 1271 et seq. of the French Code civil), with respect to any affected French Borrower provided that, notwithstanding any such novation, all the rights (including in relation to Security) of the Parties against the Obligors shall be maintained in accordance with Article 1278 et seq. of the French Code civil.

24.6                     Procedure for assignment

(a)                            Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)                           The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                            Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)                                      the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)                                   the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)                                the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)                           Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7                     Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

24.8                     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                   any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                               require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9                     Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                                   any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)                                  the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)                                  when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)                               the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

25.                           CHANGES TO THE OBLIGORS

25.1                     Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2                     Additional Borrowers

(a)                            Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)                                      in relation to any Subsidiary not incorporated in England and Wales, France, Italy, the Netherlands, Germany or the Grand Duchy of Luxembourg, all the Lenders approve the addition of that Subsidiary (such approval not to be unreasonably withheld);

(ii)                                   the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)                                the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                               the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)                            Upon becoming an Additional Borrower that Subsidiary shall make any filings (and provide copies of such filings) as required by paragraphs (n)(ii) and (p) of Clause 13.2 (Tax gross-up) and paragraph (b) of Clause 13.7 (HMRC DT Treaty Passport scheme confirmation) in accordance with those paragraphs.

25.3                     Resignation of a Borrower

(a)                            The Company may request that a Borrower (other than, if applicable, the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)                           The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)                                      no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)                                   the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4                     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the Company that the Repeating Representations are true and correct in relation to the relevant Subsidiary as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

26.                           ROLE OF THE AGENT AND THE ARRANGER

26.1                     Appointment of the Agent

(a)                            Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)                            Each of the parties hereby grants the Agent exemption from the restriction of section 181 of the BGB and from any similar restrictions of the applicable laws of any other country, in each case to the extent such exemption can be granted by the relevant party under applicable law or contract.

26.2                     Duties of the Agent

(a)                            Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                           Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)                            Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)                           If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)                            If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)                              The Agent shall provide to the Company within ten Business Days of a request by the Company (but shall not be required to do so any more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)                           Once every calendar year, the Agent will cooperate with the Company in validating any procedures relating to the delivery, processing, execution or otherwise of any settlement instructions or other notice, request, document or communication delivered under the Finance Documents.

(h)                           The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     No fiduciary duties

(a)                            Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                           Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5                     Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6                     Rights and discretions of the Agent

(a)                            The Agent may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                              Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)                           Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)                           The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 11.2 (Market disruption).

26.7                     Majority Lenders’ instructions

(a)                            Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8                     Responsibility for documentation

Neither the Agent nor the Arranger:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Package; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)                                   is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9                     Exclusion of liability

(a)                            Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                           Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10               Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11               Resignation of the Agent

(a)                            The Agent may resign and (subject to reasonable notice and to prior consultation with the Company) appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                            If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in  the United Kingdom.

(d)                           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                            The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                              Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                           After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12               Replacement of the Agent

(a)                            After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)                           The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                            The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                           Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13               Confidentiality

(a)                            In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.14               Relationship with the Lenders

(a)                            Subject to Clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)                                      entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                                   entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)                            Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

(a)                            No provision of this Agreement will:

(i)             interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)            oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)           oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(b)                           Notwithstanding any other provision of this Agreement, the Parties hereby agree that each such Party (and each employee, representative, or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such U.S. tax treatment and U.S. tax structure.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering

Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3                     Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)                                  as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5                     Exceptions

(a)                            This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                      it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                   that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Agent

(a)                            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                            Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Impaired Agent

(a)                            If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency

Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                           All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                            A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                           Promptly upon the appointment of a successor Agent in accordance with Clause 26.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6                     Partial payments

(a)                            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                           The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                            Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8                     Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9                     Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10               Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11               Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                                   the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                                  the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                   the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                  any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)                                   the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)                                     the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.                           SET-OFF

Without prejudice to their rights at law, at any time while an Event of Default has occurred and is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of the Company, that identified with its name below;

(b)                                  in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6                     Electronic communication

(a)                            Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                      agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                   notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                                notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.7                     English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                            Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                      the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                   an extension to the date of payment of any amount under the Finance Documents;

(iii)                                a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                               an increase in or an extension of any Commitment;

(v)                                  a change to the Borrowers or the Company as guarantor other than in accordance with Clause 25 (Changes to the Obligors);

(vi)                               any provision which expressly requires the consent of all the Lenders; or

(vii)                            Clause 2.3 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35; or

(viii)                         the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

(c)                            If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within the period of time specified by the Agent (which shall not be less than 15 Business Days) of that request being made, its Commitment and/or participation in the Utilisations then outstanding shall not be included for the purpose of calculating the Total Commitments or participations when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

35.3                     Disenfranchisement of Defaulting Lenders

(a)                            For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)                           For the purposes of this Clause 35.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                      any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                   any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.4                     Replacement of a Defaulting Lender

(a)                            The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(i)                                      replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                   require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)                                require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)                           Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                      the Company shall have no right to replace the Agent;

(ii)                                   neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)                                the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)                               in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.                           CONFIDENTIALITY

36.1                     Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential

Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2                     Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                   to any of its insurers or insurance brokers, or to any of its direct or indirect providers of credit protection, or to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                  to any person:

(i)                                  to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                               with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                            appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.14 (Relationship with the Lenders));

(iv)                           who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                              to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                           to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)                        to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)                     who is a Party; or

(ix)                             with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                           in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                             in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                             in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)                                   to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)                                  to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(e)                                   the size and term of the Facility and the name of each Obligor to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Finance Parties’ rights or obligations under the Finance Documents.

36.3                     Disclosure to numbering service providers

(a)                            Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                                      names of Obligors;

(ii)                                   country of domicile of Obligors;

(iii)                                place of incorporation of Obligors;

(iv)                               date of this Agreement;

(v)                                  the names of the Agent and the Arranger;

(vi)                               date of each amendment and restatement of this Agreement;

(vii)                            amount of Total Commitments;

(viii)                         currencies of the Facility;

(ix)                                 type of Facility;

(x)                                    ranking of Facility;

(xi)                                 Termination Date for Facility;

(xii)                              changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                           such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                            The Company represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)                           The Agent shall notify the Company and the other Finance Parties of:

(i)                                      the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                                   the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4                     Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5                     Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6                     Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)                                   of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                  upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).

36.7                     Continuing obligations

The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)                                   the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                  the date on which such Finance Party otherwise ceases to be a Finance Party.

37.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.                           WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Company hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.                           GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.                           ENFORCEMENT

40.1                     Jurisdiction

(a)                            The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 40.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                   irrevocably appoints Aon UK Holdings Intermediaries Limited of 8 Devonshire Square, London EC2M 4PL, Attention: Aon Law Division as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL BORROWERS

Name of Original Borrower	Jurisdiction of Incorporation	Registration number (or equivalent, if any)

AON LIMITED	England and Wales	00210725

AON UK HOLDINGS INTERMEDIARIES LIMITED	England and Wales	04267675

AON BENFIELD LIMITED	England and Wales	06652620

AON HOLDINGS B.V.	The Netherlands	24191863

AON GROUP INTERNATIONAL B.V.	The Netherlands	24387483

AON SOUTHERN EUROPE B.V.	The Netherlands	33055010

AON FINANCE LUXEMBOURG S.À.R.L., a société à responsabilité limitée	Incorporated under the laws of the Grand Duchy of Luxembourg

Registered office at 19, rue de Bitbourg, L-1273 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B-46.209 and having a corporate capital of USD 169,797.00 as at 31 December 2009.

AON FINANCIAL SERVICES LUXEMBOURG S.A., a société anonyme	Incorporated under the laws of the Grand Duchy of Luxembourg	Registered office at 19, rue de Bitbourg, L-1273 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under the number B-146.352.

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (€)	Treaty Passport scheme reference number (if applicable)(1)

Citibank N.A., London Branch	63,000,000

ING Bank N.V.	63,000,000

Barclays Bank PLC	63,000,000

The Royal Bank of Scotland plc	51,666,667

Morgan Stanley Bank International Limited	51,666,667

Credit Suisse AG, Cayman Islands Branch	51,666,666

ANZ Bank (Europe) Limited	25,500,000

Banc Of America Securities Limited	25,500,000

The Governor and Company of the Bank of Ireland	25,500,000	012/G/57971/DTTP

Bank of Montreal	25,500,000

Commerzbank Aktiengesellschaft, Filiale Luxemburg	25,500,000	7/C/25382/DTTP

Deutsche Bank AG, London Branch	25,500,000

Lloyds TSB Bank plc	25,500,000

National Australia Bank Limited ABN 12 004 044 937	25,500,000

Natixis	25,500,000

Standard Chartered Bank	25,500,000

UBS Limited	25,500,000

UniCredit Bank AG, London Branch	25,500,000

	650,000,000

(1)               This must be included if the Original Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the date of this Agreement, wishes that scheme to apply to the Agreement.

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                 Original Obligors

(a)                            A copy of the constitutional documents of each Original Obligor, a recent extract from the Dutch trade register (handelsregister) relating to each Original Obligor incorporated in the Netherlands and an excerpt from the Luxembourg Register of Commerce and Companies relating to each Original Obligor incorporated in the Grand Duchy of Luxembourg.

(b)                           A copy of a resolution of the board of directors, the supervisory board of directors, or the general meeting of its shareholders, or equivalent corporate authority documentation as appropriate, of each Original Obligor or, in the case of the Company, a certificate of an authorised signatory of the Company setting out the terms of a resolution of the board of directors:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                                   authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)                            A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                           A certificate of the Company dated no earlier than the date of this Agreement (signed by an officer) confirming:

(i)                                      that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded;

(ii)                                   the representations made by the Company (for itself and each other Obligor as applicable)  in the Agreement are true and accurate;

(iii)                                that since 31 December 2009, no event has occurred which has had, or could be reasonably expected to have a Material Adverse Effect;

(iv)                               that no litigation, arbitration, investigation or administrative proceedings of or before any court or agency have been started or, to the knowledge of the Company’s officers, been threatened against it or any of its Subsidiaries which, in each case, if adversely determined, could reasonably be expected to have a Material Adverse Effect, except for Disclosed Claims;

(v)                                  that there is no subsisting unsatisfied judgement or award in an amount exceeding US $25,000,000 given against the Company of any of its Subsidiaries by any court, arbitrator, or other body; and

(vi)                               the Debt Rating Level as at that date.

(e)                            A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)                              In respect of the Original Obligors incorporated in the Netherlands, (i) a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, or confirmation that no such advice is required and (ii) a shareholders’ resolution appointing one or more authorised persons to represent the relevant Original Obligor in the case of a conflict of interest and a supervisory board resolution, if applicable.

2.                                 Legal opinions

(a)                            Legal opinions of Linklaters LLP, legal advisers to the Arranger and the Agent in England, the Grand Duchy of Luxembourg and the Netherlands;

(b)                           Legal opinions of in house counsel of the Group in the Netherlands, the Grand Duchy of Luxembourg, the State of Illinois and, as to matters of the General Corporation Law, the State of Delaware, in each case in respect of capacity and authority; and

(c)                            A legal opinion of Sidley Austin LLP, legal advisers to the Company in the US,

in each case substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                 Other documents and evidence

(a)                            Evidence that any process agent referred to in Clause 40.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)                           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                            The Original Financial Statements of each Original Obligor.

(d)                           Evidence that each Fee Letter has been duly executed by the parties to it.

(e)                            Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) or, if earlier within 10 days of the date of this Agreement and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(f)                              Evidence that the €650,000,000 revolving credit facility provided pursuant to the credit agreement dated 7 February 2005 (as amended) has been (or will be on the first Utilisation Date) cancelled and prepaid in full.

(g)                           Structure chart reflecting the legal structure of the Group certified by a director or an officer of the Company as being correct and complete as at a date no earlier than the date of this Agreement.

(h)                           All “know your customer” checks have been complied with.

(i)                               In respect of the Company, a certificate as to the existence and good standing (including verification of tax status, if available) of the Company from the appropriate governmental authorities in the State of Delaware.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE
DELIVERED BY AN ADDITIONAL BORROWER

1.                                 An Accession Letter, duly executed by the Additional Borrower and the Company.

2.                                 A copy of the constitutional documents of the Additional Borrower and/or (as applicable) (i) in relation to an Additional Borrower incorporated in the Netherlands a recent extract from the Dutch trade register (handelsregister), (ii) in relation to an Additional Borrower incorporated in Germany, a certified copy of an up-to-date commercial register extract, articles of association and list of shareholders, (iii) in relation to an Additional Borrower incorporated in France an original of an Extrait K-bis, Certificat de non-faillite and Etat des Inscriptions not more than 10 days old, and (iv) in relation to an Additional Borrower incorporated in the Grand Duchy of Luxembourg, an excerpt from the Luxembourg Register of Commerce and Companies.

3.                                 A copy of a resolution of the board of directors, supervisory board of shareholders’ meeting or equivalent corporate authority documentation as applicable, of the Additional Borrower (other than an Additional Borrower incorporated in Germany):

(i)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)                                   authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.                                 A copy of a resolution of shareholders (Gesellschafterbeschluss) of each Additional Borrower incorporated in Germany and, where applicable, of a supervisory board (Aufsichtsrat) or advisory board (Beirat) of each Additional Borrower incorporated in Germany approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it executes the Accession Letter and signs and/or despatches all other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.                                 A specimen of the signature of each person (i) authorised by the resolution referred to in paragraph 3 above or (ii) being generally authorised to execute the Accession Letter and other Finance Documents on behalf of the Additional Borrower and to sign and/or despatch all other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

6.                                 A certificate of the Additional Borrower (signed by a director or an officer) (other than an Additional Borrower incorporated in Germany) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

7.                                 A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                 A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.                                 If available, the latest audited financial statements of the Additional Borrower.

10.                           A legal opinion of Linklaters LLP, legal advisers to the Arranger and the Agent in England.

11.                           If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

12.                           Legal opinions of in house counsel of the Group in France, Germany, Italy, the Grand Duchy of Luxembourg and the Netherlands in respect of capacity and authority by any Additional Borrower incorporated in France, Germany, Italy, the Grand Duchy of Luxembourg and the Netherlands.

13.                           If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Borrower.

14.                           If the proposed Additional Borrower is incorporated in the Netherlands, (i) a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of the Finance Documents and (ii) a shareholders’ resolution appointing one or more authorised persons to represent the relevant Additional Borrower in the case of a conflict of interest and a supervisory board resolution, if applicable.

15.                           In the case of an Additional Borrower incorporated in France, a letter relating to the effective global rate (taux effectif global) in the form of the letter at Schedule 11 (Form of TEG Letter) and countersigned by such Additional Borrower.

SCHEDULE 3

UTILISATION REQUEST

From:                  [Name of relevant Borrower] (as Borrower)

To:                              Citibank International plc (as Agent)

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ]  2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[1, 2, 3 or 6 months]

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Loan should be credited to [account].

5.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)          in relation to a sterling Loan:

per cent. per annum

(b)          in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A                                            is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                              is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                              is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                               “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                              “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                               “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                              “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                               the jurisdiction of its Facility Office; and

(b)                              any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                              Citibank International plc (as Agent)

From:                  [                   ] (the “Existing Lender”) and [                   ]] (the “New Lender”)

Dated:

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                 We refer to Clause 24.5 (Procedure for transfer):

(a)                               The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)                              The proposed Transfer Date is [                   ].

(c)                               The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.                                 [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                   a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                  a partnership each member of which is:

(i)                                  a company so resident in the United Kingdom; or

(ii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                   a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](2)

5.                                 With respect to [insert name of Borrower(s)], the New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(i)                                      [not a Qualifying Lender]

(ii)                                   [a Qualifying Lender (other than a Treaty Lender)]

(iii)                                [a Treaty Lender].(3)

6.                                 [The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ]), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(i)                                      each Borrower which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date; and

(ii)                                   each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of becoming an Additional Borrower.](4)

7.                                 The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions applicable to it pursuant to section 181 of the German Civil Code and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 26.1 (Appointment of the Agent).

8.                                 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.                                 This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.                           This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

11.                           [The Parties agree that this transfer shall constitute a novation within the meaning of Article 1271 et seq. of the French Civil Code and that all rights relating to Security against the Obligors shall be maintained for the benefit of the New Lender in accordance with Article 1278 et seq. of the French Code civil.](5)

(2)          Include only if New Lender is a UK Non-Bank Lender - i.e. falls within paragraph (i)(A)(II) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

(3)          Delete as applicable and repeat as applicable — each New Lender is required to confirm which of these three categories it falls within pursuant to Clause 13.6 (Lender Status Confirmation).

(4)          This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the Transfer Date, wishes that scheme to apply to the Agreement.

(5)          Insert in the event that a French Borrower has acceded to the Agreement on or prior to the date of the Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                                  ].

Citibank International plc

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:                                       CITIBANK INTERNATIONAL PLC as Agent and [                   ] as Company, for and on behalf of each Obligor

From:                           [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.                                 We refer to Clause 24.6 (Procedure for assignment):

(a)                                   The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)                                  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)                                   The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.(6)

3.                                 The proposed Transfer Date is [                   ].

4.                                 On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.                                 The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

7.                                 [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                   a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)                                  a partnership each member of which is:

(6)          If the Assignment Agreement is used in place of a Transfer Certificate in order to avoid a novation of rights/obligations for reasons relevant to a civil jurisdiction, local law advice should be sought to check the suitability of the Assignment Agreement due to the assumption of obligations contained in paragraph 2(c). This issue should be addressed at primary documentation stage.

(i)                                  a company so resident in the United Kingdom; or

(ii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)                                   a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](7)

8.                                 With respect to [insert name of Borrower(s)], the New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(i)                                      [not a Qualifying Lender]

(ii)                                   [a Qualifying Lender (other than a Treaty Lender)]

(iii)                                [a Treaty Lender].(8)

9.                                 [The New Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(i)                                      each Borrower which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date; and

(ii)                                   each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of becoming an Additional Borrower.](9)

10.                           The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions applicable to it pursuant to section 181 of the German Civil Code and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 26.1(Appointment of Agent).

[10/11].This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

(7)          Include only if New Lender is a UK Non-Bank Lender - i.e. falls within paragraph (i)(A)(II) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

(8)          Delete as applicable and repeat as applicable — each New Lender is required to confirm which of these three categories it falls within pursuant to Clause 13.6 (Lender Status Confirmation).

(9)          This confirmation must be included if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the Transfer Date, wishes that scheme to apply to the Agreement.

[11/12].This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[12/13].This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[13/14].This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 7

FORM OF ACCESSION LETTER

To:          Citibank International plc (as Agent)

From:      [Subsidiary] and Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                 [Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 25.2 (Additional Borrowers) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                 No Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.

5.                                 This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Aon Corporation	[Subsidiary]

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:          Citibank International plc (as Agent)

From:      [resigning Obligor] and Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                 Pursuant to Clause 25.3 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.                                 We confirm that:

(a)                               no Default is continuing or would result from the acceptance of this request; and

(b)                              the provisions of Clause 25.3 (Resignation of a Borrower) are otherwise complied with.

4.                                 This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Aon Corporation	[Subsidiary ]

By:	By:

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:                  Citibank International plc (as Agent)

From:              Aon Corporation

Dated:

Dear Sirs

Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                 [We confirm that no Default is continuing.]*

2.                                 We confirm that:

(a)                               the ratio of EBITDA to Consolidated Interest Expense for the Relevant Period ended on [                  ] was [                  ] to 1

(b)                              as at [                  ] the ratio of Borrowings to EBITDA for the Relevant Period ended on [                  ] was [                  ] to 1.

Signed:

[Chief Financial Officer][Vice-president]
[Controller] of Aon Corporation

*insert applicable certification language

We have reviewed the Agreement and audited consolidated financial statements of Aon Corporation for the year ended [                ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in paragraph 3 of the above Compliance Certificate [or which we know to be a continuing Default].

*          If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

for and on behalf of

name of auditors of Aon Corporation

SCHEDULE 10

TIMETABLES

“D -  “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in sterling	Loans in other currencies

Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 10:00 a.m.	D - 1 10:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D - 3 11:00 a.m.	D - 1 11:00 a.m.	D - 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	—	Quotation Day as of 3:00 p.m.	Quotation Day as of 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	—	Quotation Day as of 5:00 p.m.	Quotation Day as of 5:00 p.m.

SCHEDULE 11

FORM OF TEG LETTER

To:                  [Insert name of French Borrower]

From:             Citibank International plc (as Agent)

Dated:            [                   ]

Dear Sirs

Aon France S.A.  — Aon Corporation - €650,000,000 Facility Agreement
dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement.

2.                                 Terms defined in the Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Agreement.

3.                                 We confirm that:

(b)                           this is the letter referred to in Clause 10.3 (Taux Effectif Global) of the Agreement;

(c)                            you acknowledge that, due to the fact that interest payable under the Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate (“taux effectif global”) for the lifetime of the Facility; and

(d)                           for the purposes of articles L.313-4 and L.313-5 of the French Code Monétaire et Financier and articles L.313-1, R.313-1 and R.313-2 of the French Code de la consommation, and only as an indication based on the assumptions described below, an example of calculation of the taux effectif global on the basis of a 365-day year can be given as follows:

(i)             for an Interest Period of three months and at € EURIBOR rate of [                   ]% per annum, the taux effectif global for the Facility would be [                   ] per cent. per annum (corresponding to a three-month period rate (taux de période) of [                   ] per cent.); and

(ii)            for an Interest Period of six months and at £ LIBOR rate of [                   ]% per annum, the taux effectif global for the Facility would be [                   ] per cent. per annum (corresponding to a six-month period rate (taux de période) of [                   ] per cent.).

The above rates are given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facility will be made on [date], (b) that the EURIBOR/LIBOR rate, expressed as an annual rate, is as fixed on [date] and (c) that repayments occur at contractual maturity and not earlier and (d) that the Debt Rating Level of the Company is Level [                   ].  Such rates shall not be binding on the Arranger, the Agent or a Lender.

4.                                This letter is a Finance Document and forms an integral part of the Agreement.

We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

This letter is designated a Finance Document.

Yours faithfully

Citibank International plc (as Agent)

We agree to the above.

[Insert name of French Borrower]

SCHEDULE 12

MATERIAL SUBSIDIARIES

Aon Group Inc.

Aon Risk Services

Aon International Holdings Inc.

Aon Consulting Worldwide Inc.

Aon Re Americas

Aon Benfield Limited

Aon Holdings B.V.

Aon Holdings International B.V.

Aon Holdings UK Limited

Aon UK Holdings Intermediaries Limited

Aon Southern Europe B.V.

Aon Hewitt LLC (acquired 1 October 2010)

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:                              Citi International plc as Agent and Aon Corporation as Company, for and on behalf of each Obligor

From:      [the Increase Lender] (the “Increase Lender”)

Dated:

Aon Corporation - €650,000,000 Facility Agreement

dated [                   ] 2010 (the “Agreement”)

1.                                 We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.                                 We refer to Clause 2.2 (Increase) of the Agreement.

3.                                 The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.                                 The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [                   ].

5.                                 On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.                                 The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

7.                                 The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.                                 With respect to [insert name of Borrower(s)], the Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(i)                                      [not a Qualifying Lender]

(ii)                                   [a Qualifying Lender (other than a Treaty Lender)]

(iii)                                [a Treaty Lender].(10)

9.                                 [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(10)                      Delete as applicable and repeat as applicable — each Increase Lender is required to confirm which of these three categories it falls within pursuant to Clause 13.6 (Lender Status Confirmation).

(i)                                      a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)                                   a partnership each member of which is:

(a)                               a company so resident in the United Kingdom; or

(b)                              a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](11)

10.         [The Increase Lender confirms (for the benefit of the Agent and without liability to any Obligor) that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [                   ]), so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that:

(i)             each Borrower which is a Party as a Borrower as at the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of the Transfer Date; and

(ii)            each Additional Borrower which becomes an Additional Borrower after the Transfer Date must make an application to HM Revenue & Customs under form DTTP-2 within 30 days of becoming an Additional Borrower.](12)

11.                           This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

12.                           This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

13.                           This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

(11)     Include only if New Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(A)(ii) of the definition of Qualifying Lender in Clause 13.1 (Definitions)

(12)     This confirmation must be included if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and, as at the Increase Date, wishes that scheme to apply to the Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [                     ].

Agent

By:

The Company

AON CORPORATION

Address:	Aon Center
200 East Randolph Street
4th Floor
Chicago
Illinois 60601
USA

Fax:	001 312 381 6060 and 001 312 381 6273

Attention:	Corporate Treasurer – Paul Hagy / Assistant Treasurer – Ron Buetow / Assistant Treasurer – Katie Rooney

By:	/s/ Paul Hagy
Paul Hagy

The Original Borrowers

AON LIMITED

By:	/s/ Mark Chessher
Mark Chessher

AON UK HOLDINGS INTERMEDIARIES LIMITED

By:	/s/ Anthony Simon Allen
A. Simon Allen

AON BENFIELD LIMITED

By:	/s/ Anthony Simon Allen
A. Simon Allen

AON HOLDINGS B.V.

By:	/s/ JGM Verhagen
JGM Verhagen

AON GROUP INTERNATIONAL B.V.

By:	/s/ JGM Verhagen
JGM Verhagen

AON SOUTHERN EUROPE B.V.

By:	/s/ JGM Verhagen
JGM Verhagen

AON FINANCE LUXEMBOURG S.À.R.L

By:	/s/ Maurice Buyzen
Maurice Buyzen

AON FINANCIAL SERVICES LUXEMBOURG S.A.

By:	/s/ Maurice Buyzen
Maurice Buyzen

The Arranger

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Richard Basham
Richard Basham

ING BANK N.V.

By:	/s/ C.A.J.A. Oudemans	/s/ Marlin Lenart
	C.A.J.A. Oudemans	Marlin Lenart

BARCLAYS CAPITAL

By:	/s/ John Atkinson
John Atkinson

The Original Lenders

CITIBANK, N.A., London Branch

By:	/s/ Richard Basham
Richard Basham

ING BANK N.V.

By:	/s/ C.A.J.A. Oudemans	/s/ Marlin Lenart
	C.A.J.A. Oudemans	Marlin Lenart

BARCLAYS BANK PLC

By:	/s/ Jonathan Bush
Jonathan Bush

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Biago Curci
Biago Curci

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:	/s/ Martin Luehrs
Martin Luehrs Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Jay Chall	/s/ Kathrin Marti
	Jay Chall, Director	Kathrin Marti, Assistant Vice President

ANZ BANK (EUROPE) LIMITED

By:	/s/ A. J. Sainsbury
A. J. Sainsbury

BANC OF AMERICA SECURITIES LIMITED

By:	/s/ Ashley Gill
Ashley Gill

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Philip Greene	/s/ Kieran Rockett
	Philip Greene	Kieran Rockett

BANK OF MONTREAL, LONDON BRANCH (Facility Office for the purposes of the English Borrowers pursuant to Clause 5.5 (Designated Entities))

By:	/s/ A.L. Ebdon	/s/ Christophe Sailland
	A.L. Ebdon	Christophe Sailland

BANK OF MONTREAL IRELAND P.L.C. (Facility Office for the purposes of the Dutch Borrowers and the Luxembourg Borrowers pursuant to Clause 5.5 (Designated Entities))

By:	/s/ Neil Ward	/s/ Finbarr Farrell
	Neil Ward	Finbarr Farrell
	General Manager	Risk & Credit Manager
	Bank of Montreal Ireland p.l.c.	Bank of Montreal Ireland p.l.c.

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG

By:	/s/ Bianca Bahn	/s/ Mert Yilmaz
	Bianca Bahn	Mert Yilmaz

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Michael Starmer-Smith	/s/ David Garcia-Capel
	Michael Starmer-Smith	David Garcia-Capel

LLOYDS TSB BANK PLC

By:	/s/ Mark Jackson
Mark Jackson

NATIONAL AUSTRALIA BANK LIMITED ABN 12 004 044 937

By:	/s/ Helen Hsu
Helen Hsu
Director

NATIXIS

By:	/s/ Joël Leroy	/s/ J. Terren
	Joël Leroy	(Terren)

STANDARD CHARTERED BANK

By:	/s/ James Conti	/s/ Robert K. Reddington
	James Conti	Robert K. Reddington
	Director A2226	Credit Documentation Manager
Credit Documentation Unit, WB Legal-Americas

UBS LIMITED

By:	/s/ J. Campbell	/s/ Sharon Canham
	J. Campbell	Sharon Canham
	Director	Executive Director

UNICREDIT BANK AG, LONDON BRANCH

By:	/s/ Brian Lawrence	/s/ Stanley Lau
	Brian Lawrence	Stanley Lau
	Director	Authorized Signatory

The Agent

CITIBANK INTERNATIONAL PLC

Address:	Citi Group Centre Maildrop 0565 5th Floor 25 Canada Square Canary Wharf London E14 5LB

Fax:	+ 44 208636 3824

Attention:	Loans Agency

By:	/s/ John Summers
John Summers